Exhibit 99.1

Bitmine Immersion Technologies Announces Cash Dividend of $0.1056 per Share of 9.50% Series A Perpetual Preferred Stock

NORWALK, CT, June 18, 2026 /PRNewswire/ — (NYSE: BMNR; BMNP) Bitmine Immersion Technologies, Inc. (“Bitmine” or the “Company”) announced today that its Board of Directors has declared a cash dividend of $0.1056 on the Company’s 9.50% Series A Perpetual Preferred Stock (the “Series A Preferred Stock”), which is listed on the New York Stock Exchange under the trading symbol “BMNP”.

The dividend will be payable in cash in accordance with the terms of the Certificate of Designations governing the Series A Preferred Stock. The dividend will be paid on July 10, 2026 to holders of record of the Series A Preferred Stock as of the close of business on June 30, 2026.

About Bitmine

Bitmine (NYSE: BMNR) is a Bitcoin miner with operations in the US. The company is deploying its excess capital to be the leading Ethereum Treasury company in the world, implementing an innovative digital asset strategy for institutional investors and public market participants. Guided by its philosophy of “the alchemy of 5%,” the Company is committed to ETH as its primary treasury reserve asset, leveraging native protocol-level activities including staking and decentralized finance mechanisms. The Company launched MAVAN (Made-in America VAlidator Network), a dedicated staking infrastructure for Bitmine assets, in 2026.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. These forward-looking statements can be identified by terms such as “expects,” “projects,” “projected,” “intends,” “believes,” “anticipates,” “estimates,” and similar expressions. This document specifically contains forward-looking statements regarding the Company’s dividend payments on the Series A Preferred. In evaluating these forward-looking statements, you should consider various factors, including: Bitmine’s ability to finance its current business, Ethereum treasury operations, and proposed future business; market conditions affecting the trading price of the Company’s common stock and Series A Preferred Stock; regulatory developments affecting digital assets, including the ultimate enactment and implementation of pending legislation and SEC initiatives; the volatility and unpredictability of digital asset prices; the performance, reliability, and security of the Company’s staking operations; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond Bitmine’s control, including those set forth in the Risk Factors section of Bitmine’s Form 10-K filed with the SEC on November 21, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of Bitmine’s filings with the SEC are available on the SEC’s website at www.sec.gov. Bitmine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Bitmine Immersion Technologies, Inc.

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Marcy Simon

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